VAUGHAN FOODS, INC.

WILD ABOUT FOOD - OKLAHOMA LLC

PENINSULA BANK BUSINESS FUNDING,

A DIVISION OF THE PRIVATE BANK OF THE PENINSULA

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of March 6, 2009, by and between PENINSULA BANK BUSINESS FUNDING, A DIVISION OF THE PRIVATE BANK OF THE PENINSULA (“Bank”) and VAUGHAN FOODS, INC. and WILD ABOUT FOOD - OKLAHOMA LLC (each a “Borrower”, and collectively “Borrowers”).

RECITALS

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1       Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and a Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information; provided however, such Borrower’s Books (a) shall not include any computer programs, hardware or software not owned by such Borrower but on which such Borrower maintains electronic records under a license or other agreement, but (b) shall include such electronic records.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts less all valid payables owed to vendors whose invoices are in compliance with the Perishable Agricultural Commodities Act ("PACA") and who are entitled to the benefits of PACA with respect to such payables (“PACA Payables”), as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in

Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“EBITDA” means (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, if any. Income tax benefit shall not be considered in the determination of EBITDA.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of such Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)                  Accounts that the account debtor has failed to pay within sixty (60) days of invoice date that are not subject to any offset by the account debtor;

(b)                  Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within sixty (60) days of invoice date;

(c)                  Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

(d)                  Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e)	Accounts with respect to which the account debtor is an Affiliate of a Borrower;

(f)	Pre-billings or progress billings;

(g)                  Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(h)                  Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(i)                  Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower or for deposits or other property of the account debtor held by a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(j)                  Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(k)                  Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l)	Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments owned by a Borrower or in which a Borrower has any interest, but only to the extent of such interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all

proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of such Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IBC” shall mean International Bank of Commerce, a Texas state banking association

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrowers, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of a Borrower and its Subsidiaries taken as a whole or (ii) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such Borrower’s Books relating to any of the foregoing.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period, determined in accordance with GAAP.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a)      Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness of Borrowers existing on the Closing Date and disclosed in the Schedule;

(c)      Indebtedness of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed the amounts outstanding as of the Closing Date in the aggregate at any given time; and

(d)	Subordinated Debt.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule; and

(b)        (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts, or (v) money market accounts with IBC.

“Permitted Liens” means the following:

(a)        Any Liens existing on the Closing Date and disclosed in the Schedule (and liens arising from any disclosures under Permitted Indebtedness, Permitted Liens, or Grant of Security Interest set forth on the Schedule) or arising under this Agreement or the other Loan Documents;

(b)        Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(c)        Liens (i) upon or in any Equipment which was financed by IBC acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)        Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal from time to time, whether or not such announced rate is the lowest rate available from Bank, provided, however, at no time shall the Prime Rate be less than the prime rate that appears in The Wall Street Journal on the day of the initial Credit Extension.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of a Borrower.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means aggregate Credit Extensions of up to Three Million Dollars ($3,000,000).

“Revolving Maturity Date” means May 1, 2010.

“Schedule” means the schedule of exceptions attached hereto and any updates to the Schedule provided to and approved by Bank.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank).

“Subsidiary” means any corporation, limited liability company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2       Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.	LOAN AND TERMS OF PAYMENT.
2.1	Credit Extensions.

Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Each Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)	Revolving Advances.

(i)        Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

(ii)        Whenever Borrowers desire an Advance, Borrowers will notify Bank by facsimile transmission or telephone no later than 12:00 noon Pacific time, on the Business Day that is one day before the Business Day the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Upon Bank’s reasonable request, Borrowers will deliver copies of invoices in connection with any Advance request and all supporting documents, plus transaction files for all invoices and payment application in an electronic format acceptable to Bank for processing. Documents received by 11:00 a.m. California time on Eligible Accounts will be processed on the same Business Day. Documents received after then will be processed on the next Business Day. Bank is authorized to make

Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to Borrowers’ deposit account.

2.2       Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3	Interest Rates, Payments, and Calculations.

(a)      Interest Rates. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a floating rate equal to four and one-half percent (4.5%) above the Prime Rate, provided however, that at no time shall the rate be less than seven and three-quarters percent (7.75%).

(b)      Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)      Payments. Interest hereunder shall be due and payable on the last business day of each month during the term hereof. The minimum interest payable with respect to any three month period beginning with the first full month after the Closing shall be $25,000. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers’ deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)      Lockbox. Borrowers shall cause all account debtors to wire any amounts owing to Borrowers to such account (the “Collateral Account”) as Bank shall specify, and to mail all payments made by check to a post office box under Bank’s control. All invoices shall specify such post office box as the payment address. Bank shall have sole authority to collect such payments and deposit them to the Collateral Account. If Borrowers receives any amount despite such instructions, Borrowers shall immediately deliver such payment to Bank in the form received, except for an endorsement to the order of Bank and, pending such delivery, shall hold such payment in trust for Bank. One Business Day after clearance of any checks, Bank shall credit all amounts paid into the Collateral Account first, against any amounts outstanding under the Revolving Line, and then, of any remaining balance of such amount, to Borrowers’ operating account. Borrowers shall enter into such lockbox agreement as Bank shall reasonably request from time to time. Bank will provide reports of invoice entry and payment to Borrowers on each Business Day, and will from time to time deliver a detailed aging of open invoices upon Borrowers’ request. Subject to Bank’s receiving documentation acceptable to Bank, Borrowers may use its current lockbox to meet the requirements of this Section.

(e)      Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4       Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as a Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5	Fees. Borrowers shall pay to Bank the following:

(a)      Facility Fee. On the Closing Date, a Facility Fee equal to $45,000, which shall be nonrefundable; and

(b)      Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6       Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.	CONDITIONS OF LOANS.

3.1       Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)	this Agreement;

(b)      a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)	UCC National Form Financing Statement;
(d)	an intellectual property security agreement;
(e)	a warrant to purchase stock;
(f)	a certificate of insurance naming Bank as loss payee and additional insured;
(g)	account control agreement with IBC for the benefit of Bank;
(h)	payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;
(i)	current financial statements of Borrowers;
(j)	an audit of the Collateral, the results of which shall be satisfactory to Bank;

(k)      evidence of termination of IBC’s security interest in the Collateral, except for in Borrowers’ Equipment and related general intangibles; and

(l)      such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2       Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)	timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)      the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date except for such representations and warranties that are expressly made as of a different date in the Schedule or such other documentation provided to Bank, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.	CREATION OF SECURITY INTEREST.

4.1       Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2       Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3       Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect such Borrower’s Books (including such Borrower’s electronic records stored or maintained on any hardware or software not owned by such Borrower but on which such Borrower maintains under a license or other agreement) and to make copies thereof and to check, test, and appraise the Collateral in order to verify such Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1       Due Organization and Qualification. Each Borrower and each Subsidiary is a corporation, limited liability company or limited partnership duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2       Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within such Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which such

Borrower is bound. Except as set forth in the Schedule, such Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3       No Prior Encumbrances. Each Borrower owns its property, free and clear of Liens, except for Permitted Liens.

5.4       Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Such Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account in an amount in excess of $50,000.

5.5       Merchantable Inventory. All Inventory is in all material respects of good quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6       Intellectual Property Collateral. Each Borrower is the sole owner of its Intellectual Property Collateral, except for non-exclusive licenses granted by such Borrower to its customers in the ordinary course of business. Each of the Patents owned by such Borrower, if any, is valid and enforceable, and no part of its Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of its Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, no Borrower is a party to, or bound by, any agreement that restricts the grant by such Borrower of a security interest in such Borrower’s rights under such agreement.

5.7       Name; Location of Chief Executive Office. Except as disclosed in the Schedule, no Borrower has done business under any name other than that specified on the signature page hereof. The chief executive office of each Borrower is located at the address indicated in Section 10 hereof. Except as set forth on the Schedule, all of such Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8       Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against a Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on a Borrower’s interest or Bank’s security interest in the Collateral.

5.9       No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to a Borrower and any Subsidiary that Bank has received from a Borrower fairly present in all material respects such Borrower’s financial condition as of the date thereof and such Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of such Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10      Solvency, Payment of Debts. Each Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11      Regulatory Compliance. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from such Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Each Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. No Borrower has violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12      Environmental Condition. Except as disclosed in the Schedule, none of a Borrower’s or any Subsidiary’s properties or assets has ever been used by a Borrower or any Subsidiary or, to the best of each Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of each Borrower’s knowledge, none of such Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by such Borrower or any Subsidiary; and no Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by a Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13      Taxes. Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14      Subsidiaries. No Borrower own any amount of stock, partnership interest or other equity securities of any Person in excess of ten percent of such Person, except for Permitted Investments.

5.15      Government Consents. Each Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of a Borrower’s business as currently conducted.

5.16      Accounts. All of each Borrower’s, or any Subsidiary of such Borrower, depository, operating and investment property is maintained or invested with such financial institutions as set forth on the Schedule.

5.17      Full Disclosure. No representation, warranty or other statement made by any Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.	AFFIRMATIVE COVENANTS.

Each Borrower shall do all of the following:

6.1       Good Standing. Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2       Government Compliance. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3       Financial Statements, Reports, Certificates. Borrowers shall deliver the following to Bank: (a) as soon as available, but in any event within fifteen (15) business days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrowers’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer, except that monthly financial statements may omit substantially all footnotes that would normally be required to be included in GAAP financial statements; (b) as soon as available, but in any event within forty-five (45) days after the end of each quarter, consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, and reviewed by an independent certified public accounting firm reasonably acceptable to Bank; (c) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrowers’ fiscal year, audited consolidated financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (d) copies of all statements, reports and notices sent or made available generally by Borrowers to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (e) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could result in damages or costs to a Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; and (f) such budgets, sales projections, operating plans, other financial information including information related to the verification of a Borrower’s Accounts as Bank may reasonably request from time to time.

(g) Within fifteen (15) days after the last day of each month, Borrowers shall deliver to Bank aged listings of accounts receivable and accounts payable, listings of PACA Payables, and a list of accrued rebates, and upon request by Bank, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

(h) Borrowers shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto beginning with the month ending March 31, 2009.

(i) Bank shall have a right from time to time hereafter to audit Borrowers’ Accounts and appraise Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.4       Inventory; Returns. Each Borrower shall keep all Inventory in good condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between a Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.5       Taxes. Each Borrower shall make or cause to be made, and shall cause each Subsidiary to make or cause to be made, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and each Borrower will make or cause to be made, and will cause each Subsidiary to make or cause to be made, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that each Borrower or a Subsidiary has made or caused such payments or deposits to be made; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.6	Insurance.

(a)      Each Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower’s business is conducted on the date hereof. Each Borrower shall also maintain insurance relating to such Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to such Borrower’s.

(b)      All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer will use commercially reasonable efforts to give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7       Accounts. Each Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with such financial institutions that have executed an account control agreement to perfect Bank’s Lien in such account, in form and substance reasonably satisfactory to Bank.

6.8       Minimum Cash. Borrowers shall maintain at all times a balance of unrestricted cash and cash equivalents of at least 85% of the projections in Borrowers’ Financial Plan attached hereto as Exhibit E, measured on a monthly basis, beginning with the month ending March 31, 2009.

6.9       EBITDA. Borrowers shall achieve an EBITDA within 85% of the projections in Borrowers’ Financial Plan attached hereto as Exhibit E, measured on a quarterly basis, beginning with the quarter ending June 30, 2009.

6.10	Intellectual Property Rights.

(a)      Borrowers shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any. Borrowers shall (i) give Bank written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations filed within five business days of such filing, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by a Borrower, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Borrowers shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)      Bank may audit a Borrower's Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that a Borrower is required under this Section to take but which a Borrower fails to take, after 15 days' notice to such Borrower. Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.11      Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS.

Each Borrower will not do any of the following:

7.1       Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank.

7.2       Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrowers as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3       Mergers or Acquisitions. Without the prior written consent of the Bank, which shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4       Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5       Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6       Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrowers may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7       Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to a Borrower.

7.8       Transactions with Affiliates. Except as set forth on the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9       Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent. Notwithstanding the foregoing, Borrowers may repay the amounts owed under the Grimes Note (as defined on the Schedule) provided that no Event of Default has occurred or is continuing, and an Event of Default does not arise from such repayment.

7.10      Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for

Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11      Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by a Borrower under this Agreement:

8.1       Payment Default. If Borrowers fail to pay, when due, any of the Obligations, other than by virtue of Bank’s failure to effectuate an authorized auto debit for which Borrower has sufficient funds on deposit with Bank;

8.2	Covenant Default.

(a)      If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)      If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrowers and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after such Borrower receives notice thereof or any officer of such Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by such Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3       Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4       Attachment. If any portion of Borrowers’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, in each case with respect to Indebtedness of Borrowers in excess of $25,000 or, in the aggregate, in excess of $50,000, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim in an amount in excess of $50,000 becomes a lien or encumbrance upon any material portion of such Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency with respect to Indebtedness of such Borrower in excess of $50,000, and the same is not paid within ten (10) days after such Borrower receives written notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5       Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6       Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect;

8.7       Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) in excess of any amount as to which a Borrower’s insurance carrier has acknowledged coverage for such amount shall be rendered against such Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8       Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.	BANK'S RIGHTS AND REMEDIES.

9.1       Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Borrower:

(a)      Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)      Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

(c)      Settle or adjust disputes and claims directly with account debtors for amounts upon terms and in whatever order that Bank reasonably considers advisable;

(d)      Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)      Set off and apply to the Obligations any and all (i) balances and deposits of a Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

(f)      Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any

Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)      Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)	Bank may credit bid and purchase at any public sale; and

(i)      Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2       Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse a Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign a Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to a Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3       Accounts Collection. At any time after the occurrence of an Event of Default and while such Event of Default is continuing, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4       Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to such Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5       Bank’s Liability for Collateral. So long as Bank complies with commercially reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6       Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7       Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

10.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail (postage prepaid, return receipt requested), Express Mail, Priority Mail, or fax to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	Vaughan Foods, Inc.

216 Northeast 12th Street

Moore, OK 73160

Attn: Gene P. Jones, Secretary, Treasurer, and Chief Financial Officer

FAX: (866) 371-8944

Wild About Food – Oklahoma LLC

216 Northeast 12th Street

Moore, OK 73160

Attn: Gene P. Jones, Manager

FAX: (866) 371-8944

If to Bank:	Peninsula Bank Business Funding,
a division of The Private Bank of the Peninsula

400 Emerson Street

Palo Alto, CA 94301

Attn: Mike Hansen

FAX: (650) 289-0124

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. EACH BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL

COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section 11 is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.	GENERAL PROVISIONS.

12.1      Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2      Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3      Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4      Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5      Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6      Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7      Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8      Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9      Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

VAUGHAN FOODS, INC. By: Gene P. Jones Title: Secretary, Treasurer and Chief Financial Officer

WILD ABOUT FOOD - OKLAHOMA LLC By: Gene P. Jones Title: Secretary, Treasurer and Chief Financial Officer

PENINSULA BANK BUSINESS FUNDING, A DIVISION OF THE PRIVATE BANK OF THE PENINSULA By: Victor Ragni Title: Vice President

DEBTOR:	VAUGHAN FOODS, INC.
WILD ABOUT FOOD - OKLAHOMA LLC

SECURED PARTY:	PENINSULA BANK BUSINESS FUNDING,
A DIVISION OF THE PRIVATE BANK OF THE PENINSULA

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of Borrowers (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)        all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)        any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

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EXHIBIT B

ADVANCE REQUEST FORM

Date: _____________

Client:
Client ID:
Line Limit:

1. Availability (from Client Summary):	____________

2. $25 Wire Fee (if applicable):	____________

3. Advance Request:	____________

4. Ending Availability (1- 2-3):	____________

The Undersigned Represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and The Private Bank of the Peninsula.

Client: ____________________________________________________

Authorized Signor: _____________________________________________

Bank Use Only
Received by:		Date:
AUTHORIZED SIGNER

Approved by:		Date:
AUTHORIZED SIGNER

IF FUNDING TODAY PLEASE FAX BACK OR E-MAIL PDF BY 11:00 AM

Technology & Asset Based Lending For Emerging Growth Companies

400 Emerson Street, Palo Alto, CA 94301 Telephone (650) 843-2265 Fax: (650) 323-6527

www.The-Private-Bank.com

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrowers: Vaughan Foods, Inc. Lender: Peninsula Bank Business Funding, Wild About Food – Oklahoma LLC a division of The Private Bank of the Peninsula Commitment Amount: $3,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of ___		$___________
2. Additions (please explain on reverse)		$___________
3. TOTAL ACCOUNTS RECEIVABLE		$___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$___________
5. Balance of 25% over 90 day accounts	$___________
6. Concentration Limits	$___________
7. Foreign Accounts	$___________
8. Governmental Accounts	$___________
9. Contra Accounts	$___________
10. Demo Accounts	$___________
11. Prebillings and Progress Billings	$___________
12. Intercompany/Employee Accounts	$___________
13. Other (please explain on reverse)	$___________
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$___________
15. Eligible Accounts (#3 minus #14)		$___________
16. VALUE OF ACCOUNTS (80% of #14)		$___________
17. PACA Payables	$___________
18. LOAN VALUE OF ACCOUNTS (#16 minus #17)		$___________

BALANCES
19. Maximum Loan Amount		$3,000,000
20. Total Funds Available [Lesser of #18 or #19]		$___________
21. Present balance owing on revolving Line of Credit		$___________
22. RESERVE POSITION (#20 minus #21)		$___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Peninsula Bank Business Funding, a division of The Private Bank of the Peninsula.

Vaughan Foods, Inc., on behalf of itself and the other Borrowers

By:
Authorized Signer

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EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	PENINSULA BANK BUSINESS FUNDING, A DIVISION OF THE PRIVATE BANK OF THE PENINSULA
FROM:	VAUGHAN FOODS, INC.
WILD ABOUT FOOD – OKLAHOMA LLC

The undersigned authorized officer of Vaughan Foods, Inc., on behalf of itself and the other Borrowers, hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (i) Borrowers are in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required		Complies

Monthly financial statements	Monthly within 15 business days		Yes	No
Quarterly financial statements (CPA Reviewed)	Quarterly within 45 days		Yes	No
Annual (CPA Audited)	FYE within 120 days		Yes	No
10K and 10Q	(as applicable)		Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 15 business days		Yes	No
A/R Audit	Initial and Semi-Annual		Yes	No
IP Report	Quarterly within 30 days		Yes	No

Financial Covenants	Required	Actual	Complies

Minimum Cash	85% of Plan	$________	Yes	No
Minimum EBITDA	85% of Plan	$________	Yes	No
PACA related payables	set forth in Section 6.8		Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status		Yes	No

DATE

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EXHIBIT E

FINANCIAL PLAN

Compliance with achievement of a percentage of the company’s EBITDA and cash flow plan is set forth in the confidential projections previously provided to the bank.

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SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)*

Borrower has incurred indebtedness as follows, which principal amounts shall not exceed the amounts set forth below:

Balance at
Creditor	December 31, 2008
Cleveland County Industrial Bonds - Item 1	$4,015,000
CNL Commercial Finance, Inc. - Item 2	3,192,214
Quail Creek Bank, N.A. - Item 3	191,457
IBC Equipment Loan – Item 4	1,396,674
First National Bank Burleson – Item 5	136,157
IBC Revolving Loan – to be retired at the Closing Time (see Grant of Security Interests)	1,000,000
Herb Grimes – (see Transactions with Affiliates)	802,500
FAA Credit Union – Item 6	21,014
Other – Item 7	91,398
Capital Leases – Item 8	298,151

References above to Items 1-8 below is for the purpose of identifying “Permitted Liens” as defined in Section 1.1

Permitted Investments (Section 1.1)

•	Common stock holdings in the following companies:
Sysco Corporation	90 common shares
Sonic Corp.	253 common shares
•	Money market account with IBC - $100,756 at December 31, 2008. Amounts will vary depending on current cash position.
•	Bond sinking fund to support Industrial Revenue Bonds – $562,002 at December 31, 2008.
•	Vaughan Foods, Inc. owns 100% of the membership interest in Wild About Food – Oklahoma LLC.

Permitted Liens (Section 1.1)

1.

MORTGAGE AND LOAN AGREEMENT (“Mortgage”), dated as of December 1, 2004, between the CLEVELAND COUNTY INDUSTRIAL AUTHORITY , a public trust, as Mortgagee and VAUGHAN FOODS, INC. as Mortgagor, as further described in ARTICLE III, SECURITY PROVISIONS: TERM OF THE LOAN AGREEMENT. The property description is as follows:

A tract of land in the Northeast Quarter (NE/4) of Section Fourteen (14), Township Ten (10) North, Range Three (3) West of the Indian Meridian. Cleveland County, Oklahoma, which tract is more particularly described as follows: Beginning at a point 1628.55 feet West of the Northeast corner of said

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Northeast Quarter; thence West along the North line of said Northeast Quarter a distance of 650.09 feet to the centerline of the right-of way line of the AT & SF Railroad Company; thence South along the center line of said right-of-way a distance of 984.26 feet; thence East and parallel with the North line of said Northeast Quarter a distance of 652.83 feet; thence North a distance of 934.26 feet to the point or place of beginning. Physical Address: 216 N.E. 12th, Moore, Oklahoma

2.

First Mortgage dated July 2, 2003, between Vaughan Foods, Inc. and CNL Commercial Finance, Inc. to secure a loan in the original amount of $3,500,000. Secured by the property commonly referred to as 216 NE 12th Street, Moore, Oklahoma, 73160.

3.

Commercial security agreement dated June 22, 2004, between Vaughan Foods, Inc. and Quail Creek Bank, N.A. to secure a loan in the original amount of $236,000. Secured by the property commonly referred to as 1001 Messenger Lane, Moore, Oklahoma, 73160.

4.	Security agreement dated March 3, 2006, between Allison’s Gourmet Kitchens, Limited Partnership, and IBC, to secure a loan in the original amount of $2,400,000. Secured by the following collateral:
•	All equipment financed by IBC and general intangibles arising from such equipment, and
o	All accessions, attachments, accessories, tools, parts, supplies, replacements of and additions to any of the equipment whether added at the time of the agreement or later;
o	All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the equipment

5.

Mortgage dated July 3, 2003, in the original amount of $192,000, between Wild About Food – Oklahoma, and First National Bank of Burleson, secured by the property commonly referred to as 500 E. Central Avenue, Fort Worth, Texas 76106.

6.	Security agreement dated August 31, 2007, between Vaughan Foods, Inc. and FAA Federal Credit Union, to secure a loan in the original amount of $34,701. Secured by vehicle.
7.	Various security agreements for the purchase of vehicles and equipment, with current amounts outstanding of less than $100,000 in the aggregate.
8.	The Company has capital leases, primarily for equipment, with a total obligation of $298,151 at December 31, 2008.
9.	Indebtedness arising under this agreement

Grant of Security Interest (Section 4.1)

Grant of Security Interest.	The security interest created by this Agreement will be subject to the following:
•	IBC Security Agreement dated March 3, 2006
•	IBC Loan and Security Agreement dated December 31, 2007, to be released in connection with termination at the time of payoff upon funding of this Agreement.
•	Various vehicle security agreements and capital leases for equipment.

Due Authorization – No Conflict (Section 5.2)

Borrower is in not in compliance with certain financial covenants of its Industrial Revenue Bonds issued by Cleveland County Industrial Authority. Noncompliance with these financial covenants will not be considered an event of default under the terms of the bond indenture.

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Inbound Licenses (Section 5.6)

No exceptions

Prior Names (Section 5.7)

1.

The company was founded in 1961 and operated under the name “Quikspuds” until it was incorporated in 1989 as Vaughan Foods, Inc.  The Company operated out of 2924 SW 28th Street, Oklahoma City, Oklahoma until October 2000, at which time it relocated to its present location at 216 N.E. 12th Street, Moore, Oklahoma 73160.

2.	The company holds the rights to the following brand names and United States trademarks:
•	Fresh Fixins®
•	Allison’s Gourmet Kitchens and Design™
•	Vaughan Foods™
•	Serve Fresh Kits™
•	Wild About Food and Design™
•	Greenlight™ Ag Safety
3.	Inventory and equipment are located at the following locations:
•	216 N.E. 12th Street, Moore, Oklahoma 73160
•	216 ½ N.E. 12th Street, Moore, Oklahoma 73160
•	1001 Messenger Lane, Moore, Oklahoma 73160
•	500 E. Central Avenue, Fort Worth, Texas 76106
•	1101 SE 59th Street, Oklahoma City, Oklahoma 73129
•	9401 Pole Road, Oklahoma City, Oklahoma 73160

Litigation (Section 5.8)

No disclosable litigation

Environmental Condition (Section 5.12)

No Exceptions

Transactions with Affiliates. (Section 7.8)

On June 30, 2007, Vaughan Foods, Inc. executed a note for $875,000 in favor of Mr. Herbert B. Grimes, its current Chairman of the Board and Chief Executive Officer and a note for $125,000 in favor of Mr. Stan Gustas, its then-Chief Financial Officer, who is now deceased - collectively, sellers of a portion of Allison’s Gourmet Kitchens, LP.

The notes were due on June 30, 2008. The notes bore simple interest at 10% per annum. On the due date of the notes, Vaughan Foods, Inc. paid $160,000 to Mr. Grimes, representing principal and interest, and $137,500, also representing principal and interest, to the heir of Mr. Gustas. Mr. Grimes executed a new unsecured note (the “Grimes Note”) in the principal amount of $802,500, bearing interest at 10%, and maturing as follows:

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Maturity Date	Principal Due
August 12, 2008	$150,000
November 11, 2008	150,000
March 17, 2009	200,000
May 12, 2009	150,000
June 30, 2009	152,500

Mr. Grimes has the option of deferring any of the principal payments on the note and, has deferred each payment through the date hereof, and anticipates deferring subsequent payments until such time as the Company believes that it has adequate liquidity and capital resources to repay all or a portion of the indebtedness. The notes are subordinated to all other indebtedness of the company.

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